Exhibit 99.1

CSPi Achieves 21.8% Revenue Growth and Profitability for FY 2026 Second Quarter

Rising Initial AZT PROTECT Site Deployments Generating System-wide Opportunities to Support Longer Term Growth; Recent Q3 AZT PROTECT Engagements, Technology Solutions Momentum & Continued Services Growth Enhances Second Half Growth Potential

Conference Call Today at 10 a.m. ET

LOWELL, Mass., May 07, 2026 – CSP Inc. (NASDAQ: CSPI), an award-winning provider of security and packet capture products, managed IT and professional services and technology solutions, today announced 21.8% revenue growth and profitability for the fiscal second quarter ended March 31, 2026. The Company also reported the Board of Directors declared a quarterly dividend of $0.03 per share payable June 15, 2026, to shareholders of record at the close of business on May 21, 2026.

Recent Achievements and Operating Highlights

●	Key customer order fulfillment drove second quarter product revenue growth; similar opportunities are being pursued during the second half of the fiscal year.
●	In April, deployed AZT PROTECT to more than two dozen sites of global cement manufacturer; customer evaluating AZT PROTECT for sites outside the U.S.
●	Increased pace of Land and Expand single-site AZT PROTECT engagements creating expanded opportunities for customer deployments in the second half of the fiscal year.

“We had a solid quarter as revenue increased over 21% lead by our U.S. Technology Solutions business, and we have carried this business momentum into the first month of our fiscal third quarter,” commented Victor Dellovo, Chief Executive Officer. “As a result of our second quarter, and current trends, we believe we could achieve full year growth compared to fiscal 2025. Our TS business continues to lead our progress, and a primary factor behind this market driver has been the growing complexity of the cloud and the unique and specific needs of each enterprise. At the same time, our services business continued to grow due to our best-in-class service and extremely high customer retention rate, which contributes to realizing higher gross margins within the service segment.

“We are generating positive trends with the AZT PROTECT offering and continue to execute an increasingly successful land and expand strategy to leverage the market opportunity for our unique cyber-security solutions. During the quarter we doubled the number of new initial site customers over the prior year period. At the beginning of the third quarter, we added a new customer who is deploying AZT at more than two dozen manufacturing sites around the U.S. We continue to work with our strategic partners and distributors on additional multi-site deployments across key markets, including steel, energy, manufacturing, water utilities, pharmaceutical, food, and telecommunications industries.

“Half-way through our fiscal year, we are where we expected to be and are on track to generate growth during the second half of the year. Our cloud and managed services business will remain the drivers of our growth, with AZT PROTECT positioned to make a growing contribution.”

Fiscal 2026 Second Quarter Results

Revenue for the fiscal second quarter ended March 31, 2026, was $16.0 million compared to revenue of $13.1 million for the fiscal second quarter ended March 31, 2025. Product revenue grew 30% to $11.1 million while service revenue grew 6.6% to $4.9 million. Gross profit for the three months ended March 31, 2026, increased slightly to $4.5 million compared to $4.2 million. Gross margin for the fiscal second quarter ended March 31, 2026, was 27.9% of sales compared to the year ago fiscal second quarter gross margin of 32%, due to the higher proportion of product revenue.

Exhibit 99.1

After recording a income tax benefit for the quarter of $568,000, the Company generated net income of $264,000, or $0.03 per share. During the prior year quarter, the Company reported an income tax benefit of $683,000 and a net loss of $(108,000), or $(0.01) per share.

The Company’s balance sheet remained robust, and as of March 31, 2026, had cash and cash equivalents of $23.1 million, after providing financing to several customers. The strong balance sheet continues to provide the Company with the necessary resources to execute its growth strategies for growing the managed services business and building AZT PROTECT deployments.

Fiscal Year 2026 Six Month Results

Revenue for the fiscal six months ended March 31, 2026, was $28.0 million compared with revenue of $28.8 million in prior year period. Gross profit for the fiscal six months ended March 31, 2026, was $9.2 million, or 32.8% of sales compared with $8.8 million, or 30.4% of sales. The Company reported net income of $355,000, or $0.04 per share in the fiscal six months ended March 31, 2026, compared with net income of $364,000, or $0.04 per share for the fiscal six months ended March 31, 2025.

Conference Call Details

CSPi Chief Executive Officer Victor Dellovo and Chief Financial Officer Gary W. Levine will host a conference call at 10:00 a.m. (ET) today to review CSPi’s financial results and provide a business update. To listen to a live webcast of the call, the event l https://www.webcaster5.com/Webcast/Page/2912/53998. Individuals also may listen to the call via telephone, by dialing 973-528-0016 or 877-545-0523 and use the Participant Access Code: 867325 when greeted by the live operator.. A replay of the webcast will be available for approximately one year on the CSPi website.

About CSPi

CSPi (NASDAQ:CSPI) operates two divisions, each with unique expertise in designing and implementing technology solutions to help customers use technology to success. The High Performance Product division, including ARIA Cybersecurity Solutions, recognizes that better, stronger, more effective cybersecurity starts with a smarter approach. ARIA's solutions provide new ways for organizations to protect their most critical assets—they can shield their critical applications from cyberattack with the AZT solution, while monitoring internal traffic, device-level logs, and alert output with our ARIA ADR solution to substantially improve threat detection and surgically disrupt cyberattacks and data exfiltration. Rounding out the portfolio, Aria's AZT Gateway Software allows us to interrogate network packets at 100mbps line-rate to enforce forwarding and capture policies on the fly. Customers in a range of industries rely on our solutions to accelerate incident response, automate breach detection, and protect their most critical assets and applications—no matter where they are stored, used, or accessed.

CSPi's Technology Solutions division helps clients achieve their business goals and accelerate time to market through innovative IT solutions and professional services by partnering with best-in-class technology providers. For organizations that want the benefits of an IT department without the cost, we offer a robust catalog of Managed IT Services providing 24×365 proactive support. Our team of engineers have expertise across major industries supporting five key technology areas: Advanced Security; Communication and Collaboration; Data Center; Networking; and Wireless & Mobility.

Safe Harbor

The Company cautions that numerous factors could cause actual results to differ materially from forward-looking statements made by the Company. Such risks include current trends, we believe we could achieve full year growth compared to fiscal 2025, we are where we expected to be and are on track to generate growth during the second half of the year and our cloud and managed services business will remain the drivers of our growth, with AZT PROTECT positioned to make making a growing contribution.” Please refer to the section on forward-looking statements included in the Company's filings with the SEC.

Exhibit 99.1

CSP INC. AND SUBSIDIARIES
CONDENSED UNAUDITED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)

	March 31, 2026	September 30, 2025

Assets
Current assets:
Cash and cash equivalents	$23,101	$27,418
Accounts receivable, net	13,550	12,000
Financing receivables, net	7,730	8,939
Inventories	1,546	1,442
Other current assets	3,117	2,521
Total current assets	49,044	52,320
Financing receivables due after one year, net	8,631	5,965
Cash surrender value of life insurance	5,988	5,845
Other assets	6,654	7,033
Total assets	$70,317	$71,163

Liabilities and Shareholders’ Equity
Current liabilities	$18,560	$22,183
Pension and retirement plans	1,184	1,219
Other non-current liabilities	5,554	3,210
Shareholders’ equity	45,019	44,551
Total liabilities and shareholders’ equity	$70,317	$71,163

Exhibit 99.1

CSP INC. AND SUBSIDIARIES
CONDENSED UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share data)

	Three months ended		Six months ended
	March 31	March 31	March 31	March 31
	2026	2025	2026	2025
Sales:
Product	$11,113	$8,552	$17,814	$19,567
Services	4,899	4,595	10,234	9,250
Total sales	16,012	13,147	28,048	28,817

Cost of sales:
Product	9,398	6,879	14,680	15,998
Services	2,142	2,061	4,161	4,048
Total cost of sales	11,540	8,940	18,841	20,046

Gross profit	4,472	4,207	9,207	8,771

Operating expenses:
Engineering and development	818	763	1,676	1,549
Selling, general and administrative	4,505	4,438	8,494	8,570
Total operating expenses	5,323	5,201	10,170	10,119

Operating loss	(851)	(994)	(963)	(1,348)

Other income, net	547	203	1,030	914

(Loss) income before income taxes	(304)	(791)	67	(434)

Income tax benefit	(568)	(683)	(288)	(798)

Net income (loss)	$264	$(108)	$355	$364
Net income (loss) attributable to common shareholders	$255	$(108)	$339	$341

Net income (loss) per common share - basic	$0.03	$(0.01)	$0.04	$0.04
Weighted average shares outstanding – basic	9,552	9,343	9,461	9,232

Net income (loss) per common share - diluted	$0.03	$(0.01)	$0.04	$0.04
Weighted average shares outstanding net income - diluted	9,713	9,343	9,662	9,614